PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President & CEO Grubb & Ellis Healthcare REIT, Inc. 480.998.3478 scottpeters@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Grubb & Ellis Healthcare REIT Acquires
130,000 SF Wisconsin Medical Office Building Portfolio

Scottsdale, Arizona (June 4, 2009) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Wisconsin Medical Office Buildings Portfolio 2, which includes two medical office buildings located in the Greater Milwaukee area. The acquisition was completed on May 27, 2009. With buildings in Mequon and Franklin, the portfolio consists of approximately 130,000 square feet of gross leasable area. The acquisition was led by Grubb & Ellis Healthcare REIT’s in-house acquisition team with assistance from its advisor, Grubb & Ellis Healthcare REIT Advisor, LLC.

This is the second sale/leaseback transaction between Aurora Health Care and the Grubb & Ellis Healthcare REIT. These two assets built in 2001 and 2004, respectively, are both ambulatory surgery centers, and are an essential part of the Aurora Health Care delivery network in Southeastern Wisconsin.

“We are very proud to continue to expand this relationship with Aurora, one of the leading providers of healthcare services in Wisconsin,” said Scott D. Peters, chief executive officer and president of Grubb & Ellis Healthcare REIT. “Repeat transactions with significant healthcare providers are of great value to Grubb & Ellis Healthcare REIT and further strengthen our expansive portfolio.”

About Grubb & Ellis Healthcare REIT
Grubb & Ellis Healthcare REIT, Inc. is a publicly registered, non-traded real estate investment trust. Grubb & Ellis Healthcare REIT has made 44 acquisitions valued at approximately $1 billion based on purchase price, which includes 136 buildings and one real estate-related asset, as of May 31, 2009. Grubb & Ellis Healthcare REIT’s portfolio totals approximately 5.5 million square feet, and includes 117 medical office buildings, four hospitals, 12 skilled nursing and assisted living facilities and three other office buildings located in 18 states, including: Arizona, California, Colorado, Florida, Georgia, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of Grubb & Ellis Healthcare REIT’s portfolio, the value that sale/leaseback transactions provide to the REIT, and the value that Wisconsin Medical Office Buildings Portfolio 2 adds to the REIT. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of each individual property; the strength and financial condition of the tenant; our relationship with the tenant; uncertainties relating to the local economy of the Greater Milwaukee area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.